Exhibit 23.3

41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong Tel: (852) 2522-7886 Fax: (852) 2522-7006 www.lw.com

FIRM / AFFILIATE OFFICES

April 25, 2007	Barcelona Brussels Chicago Frankfurt Hamburg Hong Kong London Los Angeles Madrid Milan Moscow Munich	New Jersey New York Northern Virginia Orange County Paris San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

China Sunergy Co., Ltd.

No. 123 Focheng West Road

Jiangning Economic & Technical Development Zone

Nanjing, Jiangsu 211100, People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Taxation” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by China Sunergy Co., Ltd. on April 25, 2006, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Prospectus”). We hereby further consent to the summarization of our opinion under the caption “Taxation” in the Prospectus to the extent the discussions stating legal conclusions under U.S. federal tax law and subject to the qualifications therein. In giving such consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Latham & Watkins LLP

Latham & Watkins LLP

Resident partners:

Joseph A. Bevash (US), Patrick J. Flanagan (US), Z. Julie Gao (US), Sabrina Y. T. Maguire (US), John A. Otoshi (US), Mitchell D. Stocks (US), David Zhang (US)